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                                                                    EXHIBIT 10.1


                      Ownership Shares Transfer Agreement


Seller:                 Panyu Tian Le Electrical Manufacturing Co., Ltd. (Tian
                        Le)

Legal Address:          Nan De Highway, South side, Zhi Village, Dashi town,
                        Panyu Municipality, Guangdong Province

Legal Representative:   Mr Su Xin Rong


Buyer:                  D.V.S. H.K. Limited (DVS)

Legal Address:          Unit 22-23A, Level 18, Landmark North, 39 Lung Sum
                        Avenue, Sheung Shui, New Territories, Hong Kong

Legal Representative:   Dr Edmund Sun


Tian Le and DVS entered a Joint Venture Contract in August, 1997, pursuant to which the Panyu D.V.S. Electrical Appliances Manufacturing Co., Ltd. was formed (Joint Venture). For the purpose of Joint Venture's proper operation concerning the matter of transferring ownership shares, both parties had depth discussion. Now, have reached the agreement as follows:


1. Tian Le agrees to sell its Panyu D.V.S. Electrical Appliances Manufacturing Co., Ltd. entire 49% shares (interest) with full consideration of $100 RMB. One time payment shall be paid by D.V.S. to Tian Le within five days after signing of this agreement.

2. D.V.S. having 10% of its interest will be held by Tian Le, which is responsible to hold this interest temporarily for the benefit of D.V.S.'s new Joint Venture partner until DVS has designated a new Joint Venture partner to replace Tian Le as a member of the Joint Venture. When the new Joint Venture partner has been approved by any required governmental agencies and admitted to the Joint Venture, Tian Le's name will be withdrawn and removed from the Joint Venture automatically, if DVS notifies Tian Le that DVS will be the only member of the Joint Venture. Tian Le is responsible for its full cooperation in the process of replacement and for its withdrawal, DVS is responsible for all of its costs.

3. From the date of signing this Agreement, beginning December 1st, 1997, Tian Le is not entitled to receive any payment for its interest in the Joint Venture, nor responsible for loss of the Joint Venture. Tian Le is no longer participating the operation and management of Joint Venture.

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4.   At the time of Transferring Ownership Shares (interest), Tian Le/DVS shall send staffs to audit Joint Venture's property, so that confirming its ownership and belongings, except property listed under the lease agreement and its supplement are agreed by both parties. If the properties belong to Tian Le and not listed or purchased by JV, then, Tian Le is entitled to take away from the premises, DVS will not interfere with.

5. From the date of signing this agreement, effective immediately, DVS shall designate the General Manager, Deputy General Manager, Financial Controller, and the head of all departments of the Joint Venture as well as the Chairman of the Board and members of Board of Directors. Effective immediately, all Tian Le's members of Directors, management and other Tian Le employees shall be removed from the premises of the Joint Venture, shall not participate the operation and management of Joint Venture.

6. Trademarks owned by Tian Le and its licensing (Rights to use) (see separate trademark licensing contract).

7. Resolving problem concerning Video CD materials, part and finished goods inventory:

     DVS will base on market condition reconfirm the prices of Video CD's materials, parts and finished goods inventory after Tian Le's approval and its accounting. Tian Le guarantees that the Video CD Inventory is free and clear of all liens, claims and encumbrances and is in good physical condition and is not obsolete. The audit of inventory must be completed within two weeks after Joint Venture's take over, deduct the entitlement of DVS, and Joint Venture, and pay off debts owed to Carnival Honour Development Ltd. (shall base on the audited list to be made and signed by the representatives of both parties.) Both parties shall sales the net balances within 2 weeks after the clearance of stock take.

8.   Indemnification

     From the date of signing this agreement Tian Le guarantees to the Joint Venture that there has not incurred any contingent liabilities (including without limitation, for the payment of VAT, other taxes or customs or duties, or for product liability or warranty repairs or products shipped prior to the date of this agreement). Tian Le shall indemnify the Joint Venture against any such contingent liabilities (including any legal fees or other costs resulting from such liabilities as the accrual of such liabilities.) In additional to any other remedies that DVS may
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     have, DVS may offset the amount of any indemnification under this agreement or for any other breach of any representation or warranty made by Tian Le in this agreement against the next rental payments then still outstanding under the lease agreement.

9.   Accounting Records

     Tian Le must provide the actual financial records of Joint Venture prior to the ownership transfer to audit its profit and loss to determine Tian Le's liability to the Joint Venture.

10. All uncovered areas, shall be resolved through friendly negotiations between the parties. If negotiations are unsuccessful, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration according to its provisional rules of arbitration procedure. The arbitration award shall be final and binding on both parties. The required costs (including legal fees) shall be borne by the losing party. During the arbitration proceeding, this agreement shall continue to be performed except for the portion which is subject to of the dispute under arbitration.

11.  All disputes of this agreement, shall apply the rule of laws of China.

12.  This agreement pertaining both Chinese and English versions. There are two
     (2) original copies of each version, both parties shall keep Chinese and English versions.

13. This agreement is executed in both Chinese and English versions shall be equally binding.

14. This agreement is binding upon signing by the legal representatives of both parties.


Sellers: Panyu, Tian Le Electrical           Buyer: D.V.S. H.K. Limited
         Appliance Manufacturing Co., Ltd.
             [SEAL]                             [SEAL OF D.V.S. H.K. LIMITED]

By:   /s/ Su Xin Rong                        By:   /s/ Dr. Edmund Sun
   ---------------------------------------      --------------------------------
   Mr. Su Xin Rong                              Dr. Edmund Sun


December 27, 1997